CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated November 12, 2020, on the financial statements of Hamilton Lane Evergreen Private Fund LP, for the period September 1, 2020 (commencement of operations) to September 30, 2020, and to the use of our report dated July 2, 2020, on the financial statements of Hamilton Lane Private Assets Fund, and to all references to our firm included in or made a part of the Pre-Effective Amendment under the Securities Act of 1933 and Pre-Effective Amendment under the Investment Company Act of 1940 to the Hamilton Lane Private Assets Fund’s Registration Statement on Form N-2.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

December 1, 2020